Contact:	Ruth Pachman/Wendi Kopsick
Kekst and Company
(212) 521-4891/4867

FOR IMMEDIATE RELEASE

TOMMY HILFIGER SETTLES TRADEMARK COUNTERFEITING AND

INFRINGEMENT CASE AGAINST GOODY’S FAMILY CLOTHING

HONG KONG, June 27, 2003—Tommy Hilfiger Corporation (NYSE: TOM) announced today that its wholly-owned subsidiary, Tommy Hilfiger Licensing, Inc., has settled its trademark counterfeiting and infringement litigation with Goody’s Family Clothing, Inc. (Nasdaq: GDYS) and will receive a payment of $11 million. The Company expects the $11 million pretax settlement to increase earnings per diluted share for the quarter ending June 30, 2003, by $0.08.

In its complaint, filed in July 2000 in U.S. District Court for the Northern District of Georgia, Tommy Hilfiger alleged that Goody’s, a Knoxville, Tennessee-based retailer operating 330 stores, engaged in the sale of counterfeit Tommy Hilfiger t-shirts and infringed upon the Tommy Hilfiger trademarks by selling private label merchandise that bore unauthorized imitations of Tommy Hilfiger’s renowned Flag trademark and contained patches, labels, embroideries and tags that imitated the distinctive look of Tommy Hilfiger jeans. In May 2003, the Court ruled that Goody’s engaged in the sale of counterfeit merchandise and willfully infringed upon Tommy Hilfiger’s trademarks.

Joel Horowitz, Chairman, Chief Executive Officer and President of Tommy Hilfiger Corporation, said, “With this settlement, we now put this matter fully behind us. We are pleased with its terms and with the success of our efforts in this case to address the blatant counterfeiting and trademark infringement that was taking place. We will continue to be vigilant in protecting the value of the Tommy Hilfiger brand and vigorous in our pursuit of those who violate the law. Special thanks to our long time outside counsel Steve Gursky for his assistance in this matter and for his creation of, and dedication to, our aggressive program of trademark enforcement.”

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “project,” “expect,” “believe” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel, the financial strength of the retail industry generally and the Company’s customers, distributors and franchisees in particular, changes in trends in the market segments and geographic areas in which the Company competes, the strength of our brand, the level of demand for the Company’s products, actions by our major customers or existing or new competitors, changes in currency and interest rates, changes in applicable tax laws, regulations and treaties and changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products, as well as other risks and uncertainties set forth in the Company’s publicly-filed documents, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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